Exhibit 99.1

Quintiles Announces Closing of Secondary Public Offering

Research Triangle Park, NC, August 5, 2015 – Quintiles Transnational Holdings Inc. (“Quintiles”) (NYSE: Q) announced today the closing of an underwritten, secondary public offering of 7,000,000 shares of its common stock by certain of its existing shareholders, including investment funds associated with Bain Capital Investors, LLC, affiliates of TPG Global, LLC, affiliates of 3i Corporation and Temasek Life Sciences Private Limited (the “Selling Shareholders”) at a price to the public of $77.85 per share. The price per share paid to the Selling Shareholders by the underwriter was $77.37 per share. Quintiles did not offer any stock in this transaction and did not receive any proceeds from the sale of the shares by the Selling Shareholders.

Morgan Stanley served as the sole underwriter for this offering.

An automatic shelf registration statement (including a prospectus) relating to the offering of common stock was filed with the Securities and Exchange Commission (SEC) on November 4, 2014 and became effective upon filing. A copy of the prospectus supplement relating to the offering was filed with the SEC on August 3, 2015. You may obtain these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus and accompanying final prospectus supplement may be obtained from: Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, United States, Attention: Prospectus Department.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Quintiles

Quintiles (NYSE: Q) helps biopharma and other healthcare companies improve their probability of success by connecting insights from our deep scientific, therapeutic and analytics expertise with superior delivery for better outcomes. From advisory through operations, Quintiles is the world’s largest provider of product development and integrated healthcare services, including commercial and observational solutions. Conducting operations in approximately 100 countries, Quintiles is a member of the FORTUNE 500 and has been named to FORTUNE’s list of the “World’s Most Admired Companies.”

Contact:

Quintiles

Phil Bridges, Media Relations (phil.bridges@quintiles.com)

919-998-1653 (office) 919-457-6347 (mobile)

Or

Todd Kasper, Investor Relations (InvestorRelations@quintiles.com)

1-919-998-2590